Exhibit 99.1

For more information contact:

Roger E. Gower, President/C.E.O.

(651) 697-4000

Michelle Sprunck, Investor Relations

(651) 697-4026

MCT REPORTS SALES UP 35% IN SECOND QUARTER

St. Paul, Minnesota. (August 6, 2008) – Micro Component Technology, Inc. (OTC Bulletin Board: MCTI) today reported results for its second quarter ended June 28, 2008.  Net sales for the second quarter of 2008, at $3.0 million, increased 35% over the first quarter of 2008; however, net sales were down 25% from the second quarter of 2007.  Net loss was $685,000, or $0.02 per share in the second quarter of 2008, compared to a net loss of $1.1 million in the first quarter of 2008 and a net loss of $280,000 in the second quarter of 2007.  Net sales for six months ending June 28, 2008 were $5.2 million, down 30% from 2007.  Net loss for the six months was $1.8 million, compared to $439,000 in 2007.

MCT’s Chairman and Chief Executive Officer, Roger E. Gower, commented, “Our strong bookings in the first and second quarter of 2008 were clearly reflected in our sales increase of 35% over the first quarter of 2008.  In addition, MCT shipped another new product in the second quarter, which continues the new product market expansion begun in the first quarter.  It should also be noted that the second quarter results included non-cash expense of $282,000 for amortization of warrant discounts associated with the refinancing of our loan agreements, as well as a $78,000 restructuring charge.  In a Form 8-K filed with the SEC today, MCT announced that additional financing has been obtained from our secured lender.  We believe that this financing transaction provides the capability to allow MCT to move forward with various strategic initiatives not available previously.”

MCT is a leading manufacturer of test handling and automation solutions satisfying the complete range of handling requirements of the global semiconductor industry.  MCT has recently introduced several new products under its Smart Solutions™ line of automation products, including Tapestry®, SmartMark™, SmartSort™, and SmartTrak™, which are designed to automate the back-end of the semiconductor manufacturing process.  MCT believes it has the largest installed IC test handler base of any manufacturer, with over 11,000 units worldwide.  MCT is headquartered in St. Paul, Minnesota, with its core manufacturing operation in Penang, Malaysia and is traded on the OTC Bulletin Board under the symbol MCTI.

For more information on the Company, visit its web site at http://www.mct.com

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties, including the timely development and acceptance of new products, the impact of competitive products and pricing, the impact on cash and results of operations from a flattening or renewed downturn in the semiconductor capital equipment market, the need for additional financing, and the other factors detailed from time to time in the Company’s SEC reports, including but not limited to the discussion in the Risk Factors and Management’s Discussion & Analysis included in Form 10-K for the year ended December 31, 2007 and Form 10-Q for the quarter ended March 29, 2008.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three months ended		Six months ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007

Net sales	$2,963	$3,960	$5,161	$7,337
Cost of sales	1,531	1,875	2,664	3,479

Gross profit	1,432	2,085	2,497	3,858
Gross margin	48.3%	52.7%	48.4%	52.6%

Selling, general and administrative	1,054	1,121	2,216	2,226
Research and development cost	432	484	896	984
Restructuring charge	78	137	78	137
Total operating expenses	1,564	1,742	3,190	3,347

Operating income (loss)	(132)	343	(693)	511

Interest	(271)	(287)	(520)	(558)
Interest – amortization of warrant discounts and debt issue costs	(282)	(306)	(563)	(451)
Other income (expense)	—	(30)	(25)	59

Net income (loss)	$(685)	$(280)	$(1,801)	$(439)

Net income (loss) per share:
Basic	$(0.02)	$(0.01)	$(0.05)	$(0.01)
Diluted	$(0.02)	$(0.01)	$(0.05)	$(0.01)

Weighted average shares outstanding:
Basic	37,877	36,665	37,877	36,665
Diluted	37,877	36,665	37,877	36,665

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	June 28,	Dec. 31,
	2008	2007

Assets
Current assets
Cash and cash equivalents	$392	$373
Accounts receivable, net	2,418	3,044
Inventories, net	1,538	1,671
Other current assets	165	108
Total current assets	4,513	5,196

Property, net	96	114

Debt issue costs and other, net	152	199

Total assets	$4,761	$5,509

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$974	$698
Accrued liabilities	1,204	1,140
Current portions of long-term obligations	233	—
Total current liabilities	2,411	1,838

Long-term debt	9,629	9,320

Total stockholders’ deficit	(7,279)	(5,649)

Total liabilities and stockholders’ deficit	$4,761	$5,509